Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No.333-151848) and Form S-8 (No. 333-157445 and No. 333-141702) of HealthSouth Corporation of our report dated February 24, 2009, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of the change in accounting for noncontrolling interests discussed in Note 1 and the effects of discontinued operations as discussed in Note 16, as to which the date is November 13, 2009,  relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in this Current Report on Form 8-K dated November 16, 2009.

/s/ PricewaterhouseCoopers, LLP
Birmingham, Alabama
November 13, 2009